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                                                                    EXHIBIT 2.1



                    AMENDMENT NO. 1 TO PURCHASE AGREEMENT

                 AMENDMENT NO. 1 (this "Amendment"), dated as of November 14, 1994, by and among NEW VALLEY CORPORATION, a New York corporation ("Seller") and FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation
("Purchaser").

                                  RECITALS:

                 WHEREAS, Seller and Purchaser entered into a Purchase Agreement dated as of October 20, 1994 (the "Purchase Agreement") with respect to the acquisition by Purchaser from Seller of all of the issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, of Western Union Financial Services, Inc., a Delaware corporation ("FSI"), and all of the other assets (the "Related Assets") of Seller and its affiliates relating in any way to the business of providing domestic and international money transfer services, bill payment services, telephone cards, money orders and bank card services (the "Business"); and

                 WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement in certain respects as provided herein.

                 NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the respective meanings given to those terms in the Purchase Agreement.

         2. Section 2.6. Section 2.6 of the Purchase Agreement is hereby amended by deleting the text thereof in its entirety and substituting in lieu thereof the following:

         The Closing shall take place at the offices of Mudge Rose Guthrie Alexander & Ferdon, 180 Maiden Lane, New York, New York 10038 at 11:00 a.m. New York City Time on November 15, 1994, or at such other time or place as the parties may agree; provided, however, that the Closing shall not take place until all conditions set forth in Article IX have been satisfied or waived as provided in this Agreement.





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         3.      Section 2.7.  Section 2.7 of the Purchase Agreement is hereby amended by deleting the first two sentences of Section 2.7(a) in their entirety and substituting in lieu thereof the following:

         Notwithstanding anything herein to the contrary, Purchaser may elect, on 15 days' notice to Seller prior to the Closing, to close the purchase of all interests owned by Seller and its subsidiaries and affiliates (other than FSI or the FSI Subsidiaries) in those Marks and associated goodwill relating in any way to the Business or constituting the Western Union Name and Trademark ("Seller's Marks") separately from and subsequent to the Closing of the purchase of the Shares and the other Related Assets, provided that the date elected by Purchaser for such subsequent closing (the "Second Closing") shall be on or before January 15, 1995. If Purchaser so elects, (i) the Purchase Price payable at the Closing shall be reduced by $300,000,000, (ii) at the Closing, Purchaser and Seller shall execute and deliver a Trademark License Agreement in the form of Exhibit C-3; and (iii) at the Second Closing: Purchaser shall pay to Seller $300,000,000 plus a license or royalty fee (A) on $250,000,000 of such amount computed at the rate per annum announced from time to time by Citibank, N.A. as its base rate and (B) on $50,000,000 of such amount computed at the rate of 5.58% per annum, in each case accruing from the date of the Closing to the Second Closing, based on the actual number of days elapsed; Seller shall execute and deliver to Purchaser a Bill of Sale in the form of Exhibit F-3 and such other instruments of transfer, conveyance and assignment as are reasonably necessary to vest in Purchaser, free and clear of all Liens except Permitted Liens, all right, title and interest of Seller and its subsidiaries and affiliates as of the date of this Agreement and through the Second Closing in and to Seller's Marks; and Seller shall cause to be delivered to Purchaser written opinions of Seller's General Counsel and Mudge Rose Guthrie Alexander & Ferdon, counsel to Seller, addressed to Purchaser, substantially in the forms attached hereto as Exhibits H and I, respectively, as specified therein with respect to the Second Closing.

         4. Section 3.7. Section 3.7 of the Purchase Agreement is hereby amended by deleting the first sentence of Section 3.7(a) in its entirety and substituting in lieu thereof the following:

         Schedule 3.7(a) contains an accurate and complete description of all Marks, all material registered copyrights and all material computer software used by Seller, FSI or




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         any FSI Subsidiary in or necessary for the Business, all Marks used by
         Seller, FSI or any FSI Subsidiary in or necessary for the Business or the Messaging Services Business constituting the Western Union Name and Trademark, all applications for any of the foregoing, and a list of all licenses, sublicenses and other agreements relating thereto ("Intellectual Property Agreements").

         5. General. As hereby amended, all the terms and provisions of the Purchase Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Amendment as of the date first set forth above.


NEW VALLEY CORPORATION                             FIRST FINANCIAL MANAGEMENT
                                                          CORPORATION


By /s/ Robert J. Amman                             By /s/ Randolph L.M. Hutto
   -------------------                                ------------------------
   Robert J. Amman                                    Randolph L.M. Hutto
   President and CEO                                  Executive Vice President




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